UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549


                            FORM 8-K


                         CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


  Date of report (Date of earliest event reported) February 4, 2005

                   Jennifer Convertibles, Inc.
     (Exact Name of Registrant as Specified in Its Charter)

                            Delaware
         (State or Other Jurisdiction of Incorporation)

             1-9681                        11-2824646
    (Commission File Number)   (IRS Employer Identification No.)


419 Crossways Park Drive, Woodbury, New York         11797
(Address of Principal Executive Offices)           (Zip Code)

                         (516) 496-1900
      (Registrant's Telephone Number, Including Area Code)


  (Former Name or Former Address, if Changed Since Last Report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

     On February 4, 2005, Judge Hurley of the United States District Court for the Eastern District of New York (the "Court") approved the settlement of certain derivative litigation commenced against us and a number of our affiliates and other related parties in December 1994. In connection with the settlement, the Court approved a series of agreements (the "Settlement Agreements") that we entered into with a related private company on July 6, 2001, which were designed to settle the derivative action among such private company, certain of our current and former officers and directors, former accounting firms and us. Effectiveness of the Settlement Agreements was subject to certain conditions, including the Court's approval.
We have been operating under an Interim Operating Agreement designed to implement certain provisions of the Settlement Agreements prior to the Court's approval.


     The material terms of the Settlement Agreements are as follows:

     Pursuant to a Warehouse Transition Agreement, the private company has agreed to transfer to us the assets related to the warehouse system currently operated by the private company and we have agreed to assume responsibility for the leases and other costs of operating the warehouse. Pursuant to computer hardware and software agreements, we will also assume control of and responsibility for the computer system used in the operations of the warehouse systems and stores while providing the private company with access to necessary services.

     Pursuant to a Warehousing Agreement, we are obligated to provide warehouse services to the private company of substantially the type and quality that the private company formerly provided to us. During the first five years of the agreement, we will receive a fee of 2.5% on the net sales price of goods sold by the private company for up to $27,640,000 in sales, and 5% on net sales over $27,640,000. After five years, we will receive a fee of 7.5% of all net sales by the private company. In addition, during the full term of the agreement, we will receive a fee for fabric protection and warranty services at the rate we were being charged, subject to documented cost increases. Pursuant to Amendment No. 2 to the Warehousing Agreement, the parties have agreed to increase the amount we charge to the private company for fabric protection by one third of the increase charged by the private company's stores to its customers for like services. In turn, the parties agreed that the $600,000 annual payment to be paid to the private company by us at the end of our fiscal years ending August 30, 2003, August 28, 2004 and August 25, 2005 shall be adjusted on an annual basis, upwards or downwards, by $50,000 for each $1,000,000 by which our revenues from the sale of fabric protection and related warranties from all customers, including private company customers, exceed, or are less than, $11,000,000.

     Pursuant to a Purchasing Agreement, we will continue to purchase merchandise for ourselves and the private company on substantially the same terms as our current terms, except that the private company will have 85 days to pay the amounts due.

     We will also receive, at nominal cost, the limited partnership interests in limited partnerships currently operating 46 stores. We currently own the general partnership interest in such limited partnerships. The operations of these stores are currently included in our annual consolidated financial statements, which are part of our Annual Report on Form 10-K for the fiscal year ended August 28, 2004. Accordingly, this will not materially impact our financial statements. However, we will now wholly own the partnerships operating the stores.

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     Under a Management Agreement and License, we will be
responsible for managing the sales of the private company's stores so that the stores will be substantially the same as our own stores, provided that, the private company is not obligated to spend more than $25,000 per store or $100,000 in any 12-month period on maintenance and improvements to its stores. If the private company's sales for the period beginning January 1, 2002 and ending on August 30, 2003 had exceeded $45,358,000, we would have received a management fee of 48% of the excess. If the private company's sales exceed $27,640,000 in any 12-month period commencing August 31, 2003, we will receive a management fee of 10% of any excess of amounts up to $29,640,000, and 48% of any excess for amounts over $29,640,000 for that 12-month period.

     The private company has agreed to limit the number of its stores in the New York City area to a total of 30, one of which may be a clearance store for the sale of damaged or discontinued merchandise and floor samples. We have the right to open an unlimited number of stores in New York and will pay to the private company a royalty of $400,000 per year, which includes stores already open in New York. Because we may negatively impact the private company's sales by opening additional stores of our own in New York and because we will be managing the private company's stores, we agreed to pay the private company 10% of the amount by which its net sales are less than $45,358,000 for the period beginning January 1, 2002 and ending on August 30, 2003, provided that, if their net sales had fallen below $42,667,000 for that period, we would have been obligated to pay the private company 15% of the shortfall amount, provided further that, such amounts, together with amounts we paid for advertising if the private company's sales had dropped below $45,358,000 for the same period, were not to exceed $4,500,000 in the aggregate. Thereafter, we have agreed to pay the private company 10% of the amount by which their yearly net sales for any period beginning August 31, 2003 are below $27,640,000, provided that, if their yearly net sales fall below $26,000,000, we will pay the private company 15% of such shortfall amount, provided further, that such amounts, together with amounts we may pay for advertising if the private company's sales drop below $27,640,000, shall not, in the aggregate, exceed $2,700,000 in any such 12 month period. On November 18, 2004, the Management Agreement and License, pursuant to which we are required to make such payments to the private company, was amended such that the private company agrees to waive its rights to receive the payments described above during the period commencing January 1, 2005 through August 31, 2007. This waiver also covers any payments during such period now that the Settlement Agreements have been approved by the Court and have become effective.

     The private company shall contribute $125,750 per month to advertising, provided that such amount shall be reduced by the lesser of $80,000 or 1% of our sales in New York (other than sales of leather furniture and sales from six stores in New York that we have owned for many years).

     The private company has the right to close stores and, if it does, we have the right to purchase them for the cost of the related inventory (typically, approximately $50,000) and, subject to obtaining any necessary landlord's consent, continue the operations of the stores for our own account. The closing of stores by the private company does not affect our obligation to pay the private company for shortfalls in its sales.

     The Management Agreement and License expires in 2049 and may be terminated by an arbitrator for material breach. Such agreement also terminates upon purchase by us of the private

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company's stores pursuant to the option agreement described below. If terminated for a reason other than a purchase, we would be obligated not to sell furniture other than leather furniture in New York, except in certain counties, and, accordingly, would have to either sell our Jennifer Convertibles stores to the private company, close them or convert them to Jennifer Leather stores. In addition, in the event of such termination, we will have to make up certain shortfalls, if any, in the private company's sales in cash or by delivery of stores in New York that meet certain sales volume requirements.

     In settlement of certain disputes for amounts due us from the private company, the private company will execute three notes to us in the aggregate principal amount of $2,600,000, plus amounts owed at the closing date for purchasing and other services, including a note in the principal amount of $200,000, which is due over three years and bears interest at 6% per annum, a note in the principal amount of $1,400,000, which is due over five years and bears interest at 6% per annum, and a note for the remaining principal amount, which is due, with respect to the amount in excess of $1 million, if any, within ninety days, and with respect to the balance, if any, over five years without interest.

     Pursuant to an Option Agreement, we will receive the option to purchase the assets relating to the private company's stores for a period of 10 years beginning on the tenth anniversary of entering into the definitive agreements at a purchase price starting at $8,125,000, plus the assumption of approximately
$5,000,000 in principal of notes due to each of Harley J. Greenfield, our Chairman of the Board and Chief Executive Officer, and Edward B.
Seidner, our Executive Vice President, and decreasing over the term of the option. If we exercise the option agreement, the private company will enter into an asset purchase agreement.

     A monitoring committee will be set up to review, on an on-going basis, the relationships between the private company and us in order to avoid potential conflicts of interest between us. The monitoring committee will consist of two persons, Kenneth Grossman, one of the parties objecting to the original settlement between the private company and us, and Edward G. Bohn, a current member of our Board of Directors. The monitoring committee will remain in effect until February 4, 2010, five years after the approval of the settlement by the Court. In connection with his service on the monitoring committee, we have committed to pay Mr. Grossman $50,000 per year in cash fees and issue warrants to purchase 150,000 shares of our common stock.

     Attached as Exhibit 99.1 is a copy of the press release, issued on February 8, 2005, announcing the approval of the Settlement Agreements by the Court.

Item 9.01 Financial Statements and Exhibits

     The following exhibit is furnished with this report:

     Exhibit No.         Description

     99.1                Press Release dated February 8, 2005


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                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             JENNIFER CONVERTIBLES, INC.


February 10, 2005                  By:  /s/ Harley J. Greenfield
                                   Harley J. Greenfield
                                   Chairman & Chief Executive Officer

                                                EXHIBIT 99.1




                 JENNIFER CONVERTIBLES, INC.
  419 CROSSWAYS PARK DRIVE, WOODBURY, NY 11797 516-496-1900



FOR IMMEDIATE RELEASE                Contact:    Donald Radcliffe
                                                 Radcliffe & Associates
                                                 212-605-0201

                JUDGE APPROVES SETTLEMENT OF
                     DERIVATIVE LAWSUIT


Woodbury, New York ***February 8, 2005*** Jennifer Convertibles, Inc. (AMEX: JEN) announced today that Judge Hurley of the Eastern District Court in Hauppauge, Long Island has approved the settlement of the derivative lawsuit which began in 1994. On July 6, 2001, a related private company and Jennifer entered into a series of agreements designed to settle the derivative action among such private company, certain of Jennifer's current and former officers and directors, former accounting firms and Jennifer. The Company has been operating under an Interim Operating Agreement designed to implement certain of the provisions prior to court approval.

Harley J. Greenfield, Chief Executive of Jennifer Convertibles, Inc. said, "We are pleased to have finally settled and received court approval of the last piece of litigation which began in 1994. With the class action and derivative suits finally behind us, we can now turn our full attention to building a profitable, growing business."

Jennifer Convertibles is the owner and licensor of the largest group of sofabed specialty retail stores in the United States, with 192 Jennifer Convertibles stores and 16 Jennifer Leather stores. As of January 30, 2005, the Company owned 133 stores and licensed 75 (including 24 owned and operating stores by a private company on a royalty free basis.)

Statements in this press release other than the statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties, including changes in retail demand, vendor performance and other risk factors identified from time to time in the Company's filings with the Securities and Exchange
Commission that could cause actual results to differ materially from any forward-looking statements. These forward-looking statements represent the Company's judgment as of the date of the release. The Company disclaims, however, any interest or obligations to update these forward-looking statements.



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